Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Amendment No 1 to the Registration Statement (Form F-3, File No 333-191833) and related Prospectus of Costamare Inc. for the registration of shares of its common stock, shares of its preferred stock, its debt securities, its warrants, its rights and its units, and to the incorporation by reference therein of our reports dated March 1, 2013, with respect to the consolidated financial statements of Costamare Inc., and the effectiveness of internal control over financial reporting of Costamare Inc., included in its Annual Report (Form 20-F) for the year ended December 31, 2012, filed with the Securities and Exchange Commission.

/s/ Ernst & Young (Hellas) Certified Auditors Accountants S.A.

Athens, Greece
November 20, 2013